                                  EXHIBIT 99.1

PRESS RELEASE                                        FOR IMMEDIATE RELEASE
                                                     Contact: John W. Raisbeck
                                                              President and CEO
                                                              (937) 327-1112

                  Western Ohio Financial Corporation Announces
                  Second Quarter Earnings and Declares Dividend


Springfield, Ohio, July 17, 2003 - Western Ohio Financial Corporation (NASDAQ:
WOFC), parent corporation of Cornerstone Bank, Springfield, Ohio, today announced the Company's second quarter earnings and dividend.

A quarterly dividend of 25 cents per share will be paid on August 29, 2003 to shareholders of record on August 15, 2003.

Net income for the three months ended June 30, 2003 was $615,000 compared to $632,000 for the same period in 2002. For the six months ended June 30, 2003, net income was $1,236,000, up 14% compared to $1,081,000 for the same period in 2002.

Net income per share for the three months ended June 30, 2003 on a fully diluted basis was 35 cents, down one cent from 36 cents for the three months ended June 30, 2002. Net income per share for the first six months of 2003, on a fully diluted basis, was up 14% from 62 cents per share at June 30, 2002 to 71 cents per share.

As of June 30, 2003, Western Ohio had total assets of $356,382,000, total deposits of $214,160,000 and shareholders' equity of $43,241,000.

John W. Raisbeck, President and Chief Executive Officer stated, "Despite record refinances of loans, earnings for the six months ended June 30, 2003 exceeded last year's earnings because of our focus on increasing non-interest revenues and prudently managing non-interest expenses.
Non-interest income increased 24% for the this period to $1,606,000 compared to $1,294,000 for the six months ended June 30, 2002, while non-interest expense decreased 1% from the same period last year. As of June 30, 2003 Western Ohio's stock price closed at $24.45 per share compared to $20.84 per share at the end of 2002."



When used in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors--including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors--could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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                       WESTERN OHIO FINANCIAL CORPORATION

                             COMPARATIVE STATISTICS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)




                                                  June 30,          December 31,
                                                    2003                2002
                                                  --------          ------------

Total assets                                     $ 356,382           $ 346,795
Total loans, net                                   291,172             256,883
Allowance for loan and lease losses                  1,941               1,806
Securities                                          34,785              46,001
Deposits                                           214,160             219,169
Borrowed funds                                      96,472              81,243
Shareholders' equity                                43,241              43,205
Book value per common share outstanding              24.69           $   24.62
Market value per share                           $   24.45           $   20.84




                                                      For the Quarter Ended
                                                             June 30,
                                                    2003                2002
                                                  --------          ------------

Net income                                       $     615           $     632
Earnings per share
Basic                                            $    0.36           $    0.37
Diluted                                          $    0.35           $    0.36
Return on average assets                              0.71%               0.72%
Return on average equity                              5.67%               5.92%


                                                       For the Year Ended
                                                            June 30,
                                                    2003                2002
                                                  --------          ------------

Net income                                       $   1,236           $   1,081
Earnings per share
Basic                                            $    0.72           $    0.63
Diluted                                          $    0.71           $    0.62
Return on average assets                              0.72%               0.62%
Return on average equity                              5.72%               5.08%